EX-99.77Q1 OTHR EXHB

Sub-Item 77Q1: Exhibits

77Q1(e): Copies of any new or amended Registrant investment advisory contracts

MANAGEMENT AGREEMENT

THE JAPAN EQUITY FUND, INC.

MANAGEMENT AGREEMENT

DATED AS OF JANUARY 6, 2014

AGREEMENT between The Japan Equity Fund, Inc. (the "Fund"), a Maryland corporation registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and Aberdeen Asset Management Asia Limited, a Singapore corporation ("AAMAL" or the "Investment Manager").

WHEREAS, the Fund is a closed-end management investment company; and

WHEREAS, the Fund engages in the business of investing its assets in the manner and in accordance with its stated current investment objective and restrictions;

WHEREAS, the Fund desires to retain the Investment Manager to furnish certain investment advisory services, as described herein;

WHEREAS, the Investment Manager represents that it is willing and possesses legal authority to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.  Obligations.

1.1  The Investment Manager will manage, in accordance with the Fund's stated investment objective, policies and limitations and subject to the supervision of the Fund's Board of Directors, the Fund's investments and will make investment decisions on behalf of the Fund including the selection of and placing of orders with brokers and dealers to execute portfolio transactions on behalf of the Fund. The Investment Manager shall give the Fund the benefit of the Investment Manager's best judgment and efforts in rendering services under this Agreement.

1.2  The Fund will pay the Investment Manager a fee at the annual rate of 0.60% of the Fund's average weekly Managed Assets for the first $20 million of average weekly Managed Assets; 0.40% for average weekly Managed Assets between $20 million and $50 million; and 0.20% for average weekly Managed Assets in excess of $50 million. For purposes of this calculation, "Managed Assets" of the Fund shall mean total assets of the Fund, including assets attributable to investment leverage, minus all liabilities, but not excluding any liabilities or obligations attributable to leverage obtained by the Fund for investment purposes through (i) the issuance or incurrence of indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred stock or other similar preference securities, and/or (iii) any other means, but not including any collateral received for securities loaned by the Fund. Such compensation shall be determined at the end of each week and payable at the end of each calendar month.

1.3  In rendering the services required under this Agreement, the Investment Manager may, at its expense, employ, consult or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement. However, the Investment Manager may not retain any person or company that would be an "investment adviser," as that term is defined in the 1940 Act, to the Fund unless (i) the Fund is a party to the contract with such person or company and (ii) such contract is approved by a majority of the Fund's Board of Directors and a majority of Directors who are not parties to any agreement or contract with such person or company and who are not "interested persons," as defined in the 1940 Act, of the Fund, the Investment Manager, or any such person or company retained by the Investment Manager, and is approved by the vote of a majority of the outstanding voting securities of the Fund to the extent required by the 1940 Act.

2.  Expenses. The Investment Manager shall bear all expenses of its employees, except as provided in the following sentence, and overhead incurred in connection with its duties under this Agreement and shall pay all salaries and fees of the Fund's Directors and officers who are interested persons (as defined in the 1940 Act) of the Investment Manager or its affiliates. The Fund will bear all of its own expenses, including: expenses of organizing the Fund; listing expenses; fees of the Fund's Directors who are not interested persons (as defined in the 1940 Act) of any other party; out-of-pocket expenses for all Directors and officers of the Fund, including travel expenses incurred by the Investment Manager's employees or employees of the Investment Manager's affiliates, who serve as Directors and officers of the Fund, or a fraction thereof, to the extent such expenses relate to attendance at meetings of Directors and shareholders; and other expenses incurred by the Fund in connection with meetings of Directors and shareholders; interest expense; taxes and governmental fees including any original issue taxes or transfer taxes applicable to the sale or delivery of shares or certificates therefor; brokerage commissions and other expenses incurred in acquiring or disposing of the Fund's portfolio securities; expenses in connection with the issuance, offering, distribution, sale or underwriting of securities issued by the Fund; expenses of registering and qualifying the Fund's shares for sale with the Securities and Exchange Commission and in various states and foreign jurisdictions; auditing, accounting, insurance and legal costs; custodian, dividend disbursing and transfer agent expenses; and the expenses of shareholders' meetings and of the preparation and distribution of proxies and reports to shareholders.

3.  Liability. The Investment Manager shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

4.  Services Not Exclusive. It is understood that the services of the Investment Manager are not deemed to be exclusive, and nothing in this Agreement shall prevent the Investment Manager or any affiliate, from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities. When other clients of the Investment Manager desire to purchase or sell a security at the same time such security is purchased or sold for the Fund, such purchases and sales will be allocated among the Investment Manager's clients, including the Fund, in a manner that is fair and equitable in the judgment of the Investment Manager in the exercise of its fiduciary obligations to the Fund and to such other clients.

5.  Duration and Termination. This Agreement shall be effective as of the date first above written and continue for a two year period. Thereafter, if not sooner terminated, this Agreement continues for successive periods of twelve months thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Fund's Board of Directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either (a) the vote of a majority of the outstanding voting securities of the Fund, or (b) the vote of a majority of the Fund's entire Board of Directors. Notwithstanding the foregoing, this Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by a vote of a majority of the Fund's Board of Directors or a majority of the outstanding voting securities of the Fund upon at least sixty (60) days' written notice to the Investment Manager or by the Investment Manager upon at least ninety (90) days' written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

6.  Representations of the Investment Manager. The Investment Manager is duly registered as an investment adviser under the Investment Advisers Act of 1940 and holds a Capital Markets Services Licence issued by with the Monetary Authority of Singapore, and will promptly advise the Fund of any change or prospective change in the status of those registrations.

7.  Proxy Voting. The Investment Manager may exercise or procure the exercise of any voting rights or other powers and discretion conferred on the registered holder or the beneficial owner of any securities in the Fund.

8.  Miscellaneous.

8.1  This Agreement shall be construed in accordance with the laws of the State of New York, provided that nothing herein shall be construed as being inconsistent with the 1940 Act and any rules, regulations and orders thereunder.

8.2  This Agreement may not be amended by either party hereto without the prior written consent of the other party.

8.3  The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

8.4  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to that extent, the provisions of this Agreement shall be deemed to be severable.

8.5  Nothing herein shall be construed as constituting the Investment Manager an agent of the Fund.

8.6  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first above written.

THE JAPAN EQUITY FUND, INC.
By: /s/ Lucia Sitar

Name: Lucia Sitar

Title: Vice President

ABERDEEN ASSET MANAGEMENT ASIA LIMITED
By: /s/ Low Hon-Yu /s/ Chong Yoon Chou

Name: Low Hon-Yu Chong Yoon Chou

Title: Director Director